EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Grant Life Sciences, Inc.

We consent to the use of our report dated March 5, 2008, with respect to the balance sheet of Grant Life Sciences, Inc. (the Company) as of December 31, 2007, and the related statements of operations, deficiency in stockholders’ equity and cash flows for the year then ended, incorporated by reference in this registration statement on Form S-8.  Our report dated March 5, 2008 with respect to the financial statements includes an explanatory paragraph relating to uncertainties as to the Company’s ability to continue as a going concern.

/s/ Tanner, LC

Salt Lake City, Utah
May 2, 2008